Exhibit 99.1

IXYS Announces Its Results for the Second Fiscal Quarter Ended September 30, 2011

Record Revenues for the First Six Months of FY2012

Sequential Increase in EPS

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--November 2, 2011--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor company, today announced results for its second fiscal quarter ended September 30, 2011. Net revenues in the quarter ended September 30, 2011 were $99.0 million, an increase of $9.1 million, or 10.1%, as compared to net revenues of $89.9 million for the same period in the prior fiscal year.

For the six months ended September 30, 2011, IXYS reported net revenues of $200.8 million, an increase of 14.9% as compared with net revenues of $174.8 million for the same period in the prior fiscal year.

“We are pleased with the record revenues we achieved in the first half of our FY2012 despite the global economic slowdown. We showed a sequential increase in our earnings per share and the increase in our net income over last quarter contributed to a sequential increase in our stockholders’ equity. Our results reflect the broad adoption of IXYS products in stable industrial, telecom and medical markets and a diversified product portfolio that differentiates us from some of our semiconductor peers,” commented Dr. Nathan Zommer, Chairman and CEO of IXYS. “The fundamental drivers for our growth remain constant, with the introduction of new products that focus specifically on energy-efficiency applications, medical devices, electric transportation and clean technology.”

Net income for the quarter ended September 30, 2011 was $10.9 million, or $0.34 per diluted share, as compared to a net income of $6.9 million, or $0.22 per diluted share for the same quarter in the prior fiscal year. Net income for the six months ended September 30, 2011 was $20.9 million, or $0.64 per diluted share, as compared to a net income of $13.4 million, or $0.42 per diluted share, for the same period in the prior fiscal year.

Gross profit was $31.5 million, or 31.8% of net revenues, for the quarter ended September 30, 2011, as compared to gross profit of $31.8 million, or 35.4% of net revenues, for the same quarter in the prior fiscal year.

Gross profit for the six months ended September 30, 2011 was $66.5 million, or 33.1% of net revenues, as compared to a gross profit of $61.3 million, or 35.1% of net revenues, for the same period in the prior fiscal year.

Backlog was $171.1 million at September 30, 2011, as compared to $160.0 million at September 30, 2010. Backlog represents existing customer orders that, by their terms, can be shipped within the 12 months following September 30, 2011. Bookings were $76.9 million for the quarter ended September 30, 2011, as compared to $85.1 million for the comparable quarter of the prior year.

Cash and cash equivalents totaled $90.7 million at September 30, 2011, an increase of $14.7 million as compared to March 2011.

During the quarter ended September 30, 2011, the Company purchased about 461,000 shares of its common stock for about $5.5 million.

“Without question, the record-breaking first six months of FY12 bode well for our future success and validate our business model, which continues to focus on product diversification, R&D across the entire power spectrum, and addressing customer demand for technological advances,” stated Uzi Sasson, President and CFO of IXYS. “Historically, the semiconductor industry follows cyclical market trends. Additionally, we cannot dismiss the fact that the macroeconomic situation remains volatile. We will maintain a conservative outlook for the company and expect revenues for the December 2011 quarter to be 4%-8% lower than the revenues for the September 2011 quarter.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid-state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end-customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to the backlog, bookings, the fundamental drivers of growth, the introduction of new products, our future success, the macroeconomic situation, market trends, our outlook and our expectations for revenues during the December 2011 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, adverse changes in customer demand and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports IXYS filed with the Securities and Exchange Commission including its Form 10-Q for the quarter ended June 30, 2011. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	March 31,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$90,668	$75,999
Accounts receivable, net	55,707	55,222
Other receivables	1,705	1,543
Inventories, net	79,601	75,839
Prepaid expenses and other current assets	3,034	6,742
Deferred income taxes	10,554	10,660
Total current assets	241,269	226,005
Plant and equipment, net	55,378	52,311
Other assets	20,429	22,099
Deferred income taxes	24,785	24,774

Total assets	$341,861	$325,189

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$3,037	$2,860
Current portion of notes payable to bank	1,435	1,352
Accounts payable	16,723	16,892
Accrued expenses and other current liabilities	25,905	22,938
Total current liabilities	47,100	44,042
Capitalized lease and other long term obligations, net of current portion	37,963	37,373
Pension liabilities	13,707	14,545
Total liabilities	98,770	95,960

Common stock	376	374
Additional paid-in capital	137,477	141,138
Retained earnings	100,877	79,954
Accumulated other comprehensive income	4,361	7,763
Stockholders' equity	243,091	229,229

Total liabilities and stockholders' equity	$341,861	$325,189

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net revenues	$99,004	$89,910	$200,782	$174,785
Cost of goods sold	67,526	58,102	134,269	113,484
Gross profit	31,478	31,808	66,513	61,301
Operating expenses:
Research, development and engineering	6,504	6,597	13,437	13,609
Selling, general and administrative	10,186	10,454	21,315	20,876
Amortiztion of intangibles	603	1,923	1,245	3,846
Restructuring charges	-	4	-	51
Total operating expenses	17,293	18,978	35,997	38,382
Operating income	14,185	12,830	30,516	22,919
Other income (expense), net	1,460	(2,278)	851	155
Income before income tax provision	15,645	10,552	31,367	23,074
Provision for income tax	4,698	3,671	10,444	9,667
Net income	$10,947	$6,881	$20,923	$13,407

Net income per share - basic	$0.35	$0.22	$0.67	$0.43

Weighted average shares used in per share calculation - basic	31,383	31,149	31,445	31,269

Net income per share - diluted	$0.34	$0.22	$0.64	$0.42

Weighted average shares used in per share calculation - diluted	32,545	31,623	32,669	31,755

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO